Exhibit 99.2

Renaissance Learning® Announces First Quarter Financial Results

WISCONSIN RAPIDS, Wis., – April 20, 2004 – Renaissance Learning®, Inc. (Nasdaq: RLRN), a leading provider of learning information systems and school improvement programs for pre-K-12 schools, today announced financial results for the three month period ended March 31, 2004. Revenues for the first quarter were $31.5 million, a decrease of 7.9% from first quarter 2003 revenues of $34.2 million. Net income for the quarter was $5.9 million compared to net income of $7.7 million for the first quarter 2003, a decrease of 22.4%. Earnings per share for the quarter were $0.19, compared to $0.24 per share for first quarter 2003.

“The first quarter of 2004 was difficult due to the challenging school funding environment and the timing of the May release date for the new Renaissance Place versions of Accelerated Reader and Accelerated Math,” commented John R. Hickey, president and chief executive officer of Renaissance Learning, Inc. “The attendance at our National Conference was also below prior year levels, clear evidence of tight school budgets.”

“Despite the weak start to the year and our expectation for a difficult second quarter, we remain confident in our strategies and believe we can achieve growth in the low- to mid-single digits for the full year,” continued Hickey. “Evidence that we are on track with our strategy is the initial quote and order activity for Renaissance Place versions of our core Accelerated Reader, Accelerated Math, STAR, and StandardsMaster products. We expect that, over time, a substantial number of our customers will adopt the new Renaissance Place versions as they come to understand the benefits the new versions provide. Also, our field sales team is generating a significant pipeline of opportunities that are expected to contribute to growth later in the year.”

Renaissance Learning held its fifth annual National Renaissance® Conference in March. About 3,000 educators attended the event held in Orlando, Florida. Renaissance Learning added about 500 new customer schools in the U.S. and Canada during the quarter, bringing total North American schools using Company products to about 66,000. Of these, over 62,000 use the Company’s reading products and over 23,000 use math.

The Company will hold a conference call at 4:00 p.m. CDST today to discuss its financial results, quarterly highlights, and business outlook. The teleconference may be accessed in listen-only mode by dialing 888-868-9083 at 4:00 p.m. CDST. Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on April 20, 2004 at 8:00 p.m. through April 27, 2004 at 11:59 p.m. The replay dial-in is 877-519-4471. The conference ID number to access the replay is 4678090.

Renaissance Learning®, Inc. is a leading provider of research-based learning information systems software, school improvement programs, teacher training and consulting. Adopted by over 66,000 schools, Renaissance information technology products give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork. Over 520,000 pre-K-12 educators have received Renaissance training. Renaissance Learning has six U.S. locations and subsidiaries in Australia, Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial and operating results, the introduction and acceptance of new products and services, and new marketing approaches. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and the Company's other Securities and Exchange Commission filings which factors are incorporated herein by reference.

(tables to follow)

RENAISSANCE LEARNING®, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollar amounts in thousands, except per share amounts)

(unaudited)

	Three Months ended March 31,
	2004	2003
Net sales:
Products	$25,085	$27,190
Services	6,448	7,036
Total net sales	31,533	34,226

Cost of sales:
Products	1,790	3,169
Services	3,746	3,356
Total cost of sales	5,536	6,525

Gross profit	25,997	27,701

Operating expenses:
Product development	4,203	4,463
Selling and marketing	9,350	8,102
General and administrative	3,398	3,463
Total operating expenses	16,951	16,028

Operating income	9,046	11,673

Other income (expense), net	386	731

Income before taxes	9,432	12,404

Income taxes	3,490	4,744

Net income	$5,942	$7,660

Earnings per share:
Basic	$0.19	$0.24
Diluted	$0.19	$0.24

Weighted average shares outstanding:
Basic	30,963,565	31,655,298
Diluted	31,234,394	31,767,580

RENAISSANCE LEARNING®, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

	March 31, 2004 (Unaudited)	December 31, 2003
ASSETS:
Current assets:
Cash and cash equivalents	$13,349	$62,524
Investment securities	36,889	42,825
Accounts receivable, net	12,301	13,182
Inventories	2,686	2,354
Prepaid expenses	1,203	1,352
Deferred tax asset	4,083	3,743
Other current assets	831	889
Total current assets	71,342	126,869

Investment Securities	3,746	6,485
Property, plant and equipment, net	20,183	20,536
Deferred tax asset	1,786	1,795
Other assets	3,645	3,746

Total assets	$100,702	$159,431

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,754	$3,144
Deferred revenue	10,746	10,705
Payroll and employee benefits	2,611	3,153
Income taxes payable	3,636	2,295
Other current liabilities	4,215	4,869
Total current liabilities	24,962	24,166
Deferred revenue	681	800
Deferred compensation	1,084	958
Total liabilities	26,727	25,924

Minority interest	147	177

Total shareholders’ equity	73,828	133,330

Total liabilities and shareholders’ equity	$100,702	$159,431

Source: Renaissance Learning®, Inc.